Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Two Harbors Investment Corp. for the registration of its common stock, preferred stock, depositary shares, and debt securities and to the incorporation by reference therein of our reports dated February 20, 2024, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Two Harbors Investment Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

February 22, 2024